Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

IN RE:	§
§
DAISYTEK, INCORPORATED, et al.	§	CASE NO. 03-34762-HDH-11
	§	(Chapter 11)
DEBTORS.	§	(Jointly Administered)

ORDER CONFIRMING FIRST AMENDED JOINT PLAN OF LIQUIDATION FOR THE

DEBTORS (EXCLUDING T.T.C. LIQUIDATION, INC. (f//k/a THE TAPE COMPANY)

BACKGROUND AND PROCEDURAL HISTORY

On May 7, 2003, A.I. Liquidation, Inc. (f/k/a Arlington Industries, Inc.); B.A. Pargh Company; Daisytek, Incorporated; Daisytek Latin America, Inc.; Tapebargains.com, Inc.; T.T.C. Liquidation, Inc. (f/k/a The Tape Company) (“Tape”); and Virtual Demand, Inc. each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). Subsequently, on June 3, 2003, Daisytek International Corporation filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.

Since these debtors’ respective petition dates, they have continued to operate and manage their businesses as debtors in possession pursuant to Bankruptcy Code §§ 1107(a) and 1108.

On May 16, 2003, the United States Trustee appointed the Official Unsecured Creditors’ Committee (the “Committee”).

On January 28, 2004, the Plan Proponents (as defined in the Plan) filed their First Amended Joint Plan of Liquidation for the Debtors [Docket No. 985] (as amended, modified, and/or supplemented, the “Plan”)(1) and their First Amended Disclosure Statement for First Amended Joint Plan of Liquidation for the Debtors [Docket No. 986] (as amended, modified, and/or supplemented, the “Disclosure Statement”).  A copy of the Plan is attached hereto as Exhibit A.  The Court entered an Order approving the Disclosure Statement [Docket No. 986] on January 29, 2004 (the “Disclosure Statement Order”).  Voting on the Plan commenced on January 29, 2004 and concluded on February 27, 2004.  On March 1, 2004, the Plan Proponents filed the Plan Supplement, which included certain of the Plan Documents.  The Plan Supplement is incorporated herein by reference.

In support of confirmation of the Plan, the Plan Proponents filed the following pleadings: (a) Memorandum of Law in Support of Confirmation of the First Amended Joint Plan of Liquidation for the Debtors [Docket No. 1087]; (b) Affidavit of Dale Booth in Support of Confirmation of the First Amended Joint Plan of Liquidation for the Debtors [Docket No. 1088]; (c) Affidavit of Lee Weiner in Support of Confirmation of the First

(1) Capitalized terms not defined herein shall have the meaning given to them in the Plan.  Notwithstanding the foregoing, and as set forth in more detail in this Confirmation Order, the Court is not confirming the Plan as to Tape or Tape’s bankruptcy estate.  Consequently, as modified in paragraphs 21 and 22 of this Confirmation Order, the definitions of “Cases” and “Debtors” set forth in sections 1.22 and 1.43 of the Plan, respectively, shall not include Tape or its bankruptcy estate or case.

Amended Joint Plan of Liquidation for the Debtors [Docket No. 1097]; and (d) Affidavit of Pamela Lewis Regarding Results of Solicitation of Confirmation of the First Amended Joint Plan of Liquidation for the Debtors [Docket No. 1091].

The following parties filed objections (the “Objections”) to the confirmation of the Plan: (i) Objection [Docket No. 1065] filed by Bank of America, N.A., as agent and lender, JPMorgan Chase Bank, Bank One, N.A., The CIT Group/Business Credit, Inc., Comerica Bank, Siemens Financial Services, Inc., UPS Capital Corporation, Fleet Capital Corporation, Foothill Capital Corporation, and PNC Bank, National Association (collectively, the “Bank Group”); (ii) Objection [Docket No. 1074] filed by Hawaii Electricians Annuity Fund, James Donahue, and Alaska Hotel and Restaurant Employees Pension Trust Fund; and (iii) Objection [Docket No. 1079] filed by Sony Electronics, Inc. (“Sony”).

Pursuant to Bankruptcy Code § 1128 and Rule 3020(b)(2) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Court held a hearing to consider the confirmation of the Plan on March 4, 2004.

After considering the Plan, Plan Supplement, the Objections, evidence presented or proffered at the Confirmation Hearing, representations and arguments of counsel at the Confirmation Hearing, and the entire record before the Court in these Cases, and after otherwise being fully apprised, the Court makes the following findings of fact and conclusions of law and issues this Order in support of the Confirmation of the Plan:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

Jurisdiction and Venue

A.            The Court has jurisdiction over these Cases pursuant to 28 U.S.C. §§157 and 1334.  This matter constitutes a core proceeding under 28 U.S.C. § 157(b)(2)(L).  Venue in this Court is proper under 28 U.S.C. §§ 1408 and 1409.

B.            The Court finds and concludes that the Court’s retention of jurisdiction as set forth in section 16.1 of the Plan and in section 6.1 of the Creditors Trust Agreement comport with the parameters contained in 28 U.S.C. § 157.

Contents of the Plan

C.            In accordance with Bankruptcy Code § 1123(a), the Court finds and concludes that the Plan: (1) designates Classes of Claims and Equity Interests, other than Claims of a kind specified in Bankruptcy Code §§ 507(a)(1), 507(a)(2) and 507(a)(8); (2) specifies Classes of Claims and Equity Interests that are not Impaired under the Plan; (3) specifies the treatment of Classes of Claims and Equity Interests that are Impaired under the Plan; (4) provides the same treatment for each Claim or Equity Interest of a particular Class, unless the holder of a particular Claim or Equity Interest agrees to less favorable treatment of their respective Claim or Equity Interest; (5) provides for adequate means for the Plan’s implementation; (6) provides for the inclusion in the charter of the Debtors, of a provision prohibiting the issuance of nonvoting equity securities, and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes; and (7) contains only provisions that are consistent with the interests of holders of Claims and Equity Interests and with public policy with respect to the manner of selection of any officer or director of the Debtors and the Creditors Trustee on and after the Effective Date.  Therefore, the Plan satisfies the requirements of Bankruptcy Code § 1123(a).

D.            As permitted by Bankruptcy Code § 1123(b), the Plan: (1) impairs or leaves unimpaired Classes of Claims and Equity Interests; (2) provides for the assumption, rejection or assignment of executory contracts and unexpired leases of the Debtors; (3) provides for the settlement or adjustment of certain claims or interests belonging to the Debtors or their Estates and for the retention and enforcement by the Creditors Trustee of certain claims or interests; (4) provides for the limited substantive consolidation of the Debtors’ Estates; (5) enjoins certain acts by holders of Claims or Equity Interests; (6) exculpates certain Persons from certain claims and causes of action; (7) contains a release of claims and causes of action of, among others, the Debtors and their Estates that could be asserted against certain Persons; and (8) includes other appropriate provisions not inconsistent with the applicable provisions of the Bankruptcy Code.

E.             The relief provided in Sections 15.4, 15.5, and 15.6 of the Plan is fair and necessary for the orderly implementation of the Plan, administration of the Creditors Trust, and the liquidation of the Creditors Trust Assets.

F.             Therefore, the Plan satisfies the requirements of Bankruptcy Code § 1123.

Notice, Solicitation and Acceptance

G.            In accordance with Bankruptcy Rules 2002, 3019, 6006 and 9014 and the Disclosure Statement Order, the Court finds and concludes that adequate notice of the time for filing objections to confirmation of the Plan and adequate notice of the Confirmation Hearing was provided to all holders of Claims and Equity Interests and other parties in interest entitled to receive such notice under the Bankruptcy Code and the Bankruptcy Rules.  No other or further notice of the Confirmation Hearing or confirmation of the Plan is necessary or required.

H.            In accordance with Bankruptcy Code § 1126(b) and the Disclosure Statement Order, the Court finds and concludes that: (1) the solicitation of votes to accept or reject the Plan complied with all applicable bankruptcy and nonbankruptcy laws, rules and regulations governing the adequacy of disclosure in connection with the solicitation; and (2) the solicitation was conducted after disclosure of “adequate information” as defined in Bankruptcy Code § 1125(a).

I.              The Court finds and concludes that the Plan Proponents and their respective directors, officers, employees, members, attorneys and agents solicited votes to accept or reject the Plan in good faith and in compliance with the Disclosure Statement Order and other applicable provisions of the Bankruptcy Code and that the Plan Proponents and their respective directors, officers, employees, members, attorneys and agents that are deemed to have participated in the offer, issuance, sale or purchase of any securities of the Debtors or the Creditors Trust offered or sold under the Plan did so in good faith and in compliance with the Disclosure Statement Order and other applicable provisions of the Bankruptcy Code; and therefore, they are all fully entitled to the rights, benefits and protections afforded by Bankruptcy Code § 1125(e).

J.             The Court finds and concludes that: (1) Classes 1 through 3 are not Impaired and are deemed to have accepted the Plan without voting pursuant to Bankruptcy Code § 1126(f); (2) Classes 4 and 5 have accepted the Plan by satisfying the voting requirements set out in Bankruptcy Code § 1126(c); and (3) Classes 6 and 7 are not entitled to receive or retain any property under the Plan on account of their respective Subordinated Claims and Equity Interests and are deemed to have rejected the Plan without voting pursuant to Bankruptcy Code § 1126(g).

Compliance with Bankruptcy Code § 1129

K.            In accordance with Bankruptcy Code § 1129(a)(1), the Court finds and concludes that the Plan complies with the applicable provisions of the Bankruptcy Code.

L.             In accordance with Bankruptcy Code § 1129(a)(2), the Court finds and concludes that the Plan Proponents have complied with the applicable provisions of the Bankruptcy Code.

M.           In accordance with Bankruptcy Code § 1129(a)(3), the Court finds and concludes that the Plan Proponents have proposed the Plan in good faith and not by any means forbidden by law and the Plan Proponents have acted, and are presently acting, in good faith in conjunction with all aspects of the Plan.  All transactions contemplated by the Plan were negotiated and consummated at arm’s-length, without collusion, and in good faith.

N.            In accordance with Bankruptcy Code § 1129(a)(4), the Court finds and concludes that all payments made or to be made by the Debtors or by a Person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, these Cases, or in connection with the Plan and incident to these Cases, have been approved by, or are subject to approval of, the Court as reasonable.

O.            In accordance with Bankruptcy Code § 1129(a)(5), the Court finds and concludes that: (1) the Plan Proponents have disclosed the identity and affiliations of all individuals initially proposed to serve, after the Effective Date of the Plan, as directors and officers of the Debtors; (2) the appointment of the individuals disclosed to serve, after the Effective Date, as directors and officers of the Debtors is consistent with the interests of holders of Claims and Equity Interests and with public policy; and (3) the Plan Proponents have disclosed that no insiders will be employed by the Debtors.

P.             In accordance with Bankruptcy Code § 1129(a)(6), the Court finds and concludes that the Debtors are not subject to any governmental regulation of any rates.

Q.            In accordance with Bankruptcy Code § 1129(a)(7), the Court finds and concludes that with respect to Impaired Classes of Claims or Equity Interests (i.e., Classes 4 through 7), each holder of a Claim or Equity Interest has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

R.            In accordance with Bankruptcy Code § 1129(a)(8), the Court finds and concludes that: (1) Classes 1 through 3 are not Impaired under the Plan and are deemed to have accepted the Plan; and (2) Classes 4 and 5 have accepted the Plan.  With respect to Classes 6 and 7, which are deemed to have rejected the Plan, the Court finds and concludes that, pursuant to Bankruptcy Code § 1129(b)(1) and (2), the Plan does not discriminate unfairly, and is fair and equitable because no holders of junior Claims or Equity Interests will receive or retain any property under the Plan.

S.             The Court finds and concludes that the Plan’s treatment of Claims of a kind specified in Bankruptcy Code §§ 507(a)(1) through (8) satisfies the requirements set forth in Bankruptcy Code § 1129(a)(9).

T.            In accordance with Bankruptcy Code § 1129(a)(10), the Court finds and concludes that at least one Class of Claims that is Impaired under the Plan has voted to accept the Plan, without including acceptances of the Plan by any insider.

U.            The Plan provides for the liquidation of the Debtors’ Estates; therefore, Bankruptcy Code § 1129(a)(11) is not applicable. Nevertheless, the Court finds and concludes that confirmation of the Plan is not likely to be followed by the need for further financial reorganization or liquidation of the Debtors not otherwise proposed in the Plan and that the Plan is feasible.

V.            In accordance with Bankruptcy Code § 1129(a)(12), the Court finds and concludes that, to the extent that fees payable to the United States Trustee under 28 U.S.C. § 1930(a)(6) have not been paid, the Plan provides for the payment of all such fees on the Effective Date of the Plan and as they come due after the Effective Date.

W.           In accordance with Bankruptcy Code § 1129(a)(13), the Court finds and concludes that the Debtors did not provide retiree benefits (as defined in Bankruptcy Code § 1114) prior to the Initial Petition Date and have not begun to do so during these Cases; and therefore, payment of retiree benefits need not be continued.

X.            The Court finds and concludes that the principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and there has been no objection filed by any governmental unit asserting such avoidance.

Y.            Therefore, the Court finds and concludes that the Plan satisfies the requirements of Bankruptcy Code § 1129.

Limited Substantive Consolidation

Z.            The Court finds and concludes that the limited substantive consolidation of the Debtors’ Estates as provided in the Plan is appropriate.

Creditors Trust

AA.        The Court finds and concludes that the Creditors Trust (1) is to be created to liquidate the Creditors Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d) and to make Distributions to certain holders of Allowed Claims in accordance with the terms of the Plan and the Creditors Trust Agreement; and (2) is not otherwise authorized to engage in any trade or business.

Modifications to the Plan

BB.          The Court finds and concludes that all modifications made to the Plan after solicitation of votes on the Plan had commenced, as reflected in this Confirmation Order, as set forth in the record at the Confirmation Hearing, or as reflected in the Plan Documents, satisfy the requirements of Bankruptcy Code § 1127(a) and Bankruptcy Rule 3019, are not material, and do not adversely affect the treatment and rights of the holders of any Claim or Equity Interest under the Plan who have not otherwise accepted, in writing, such modifications.  Accordingly, the Plan Proponents have satisfied Bankruptcy Code § 1127(c) and Bankruptcy Rule 3019 with respect to the Plan, as modified; and holders of Claims or Equity Interests that have accepted or rejected the Plan (or are deemed to have accepted or rejected the Plan) are deemed to have accepted or rejected, as the case may be, the Plan as modified on the date of this Confirmation Order, pursuant to Bankruptcy Code § 1127(d) and Bankruptcy Rule 3019.

Exemptions

CC.          The Court finds and concludes that, in accordance with Bankruptcy Code § 1145, the issuance of the Creditors Trust Interests to holders of Allowed General Unsecured Claims and of the common stock in each of the Debtors to the Creditors Trustee under the Plan is pursuant to a plan of liquidation and is a distribution in exchange for Claims against, or Equity Interests in, the Debtors.  Therefore, such issued securities are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other applicable federal law, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of or broker dealer in such securities.  None of the Debtors, the Creditors Trust, or the Creditors Trustee are underwriters within the meaning on Bankruptcy Code § 1145(b).

DD.         The Court finds and concludes that, in accordance with Bankruptcy Code § 1146(c) the following shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act or real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment: (1) the issuance, distribution, transfer or exchange of the common stock in each of the Debtors and the Creditors Trust Interests; (2) the creation, modification, consolidation or recording of any deed of trust or other security interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with, the Plan or this Confirmation Order; (3) the making, assignment, modification or recording of any lease or sublease; or (4) the making, delivery, or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, the transfer of the Creditors Trust Assets to the Creditors Trustee, this Confirmation Order, or any transaction contemplated above, or any transactions arising out of, contemplated by, or in any way related to, the foregoing.

Transactions Pursuant to the Plan

EE.          The Court finds and concludes that pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims against and Equity Interests in the Debtors.

FF.          The Court finds and concludes that the Debtors’ transfer of the Creditors Trust Assets (including, but not limited to, Causes of Action), to the Creditors Trust in accordance with the Plan and the Creditors Trust Agreement is reasonable and necessary and made in accordance with applicable state law and applicable provisions of the Bankruptcy Code, including Bankruptcy Code § 1123(b)(3)(B).

GG.  The Court finds and concludes that the issuance and distribution of the common stock in each of the Debtors to the Creditors Trustee and the Creditors Trust Interests to holders of Allowed General Unsecured Claims in accordance with the provisions of the Plan is reasonable and necessary.

HH.         The Court finds and concludes that the assumption, assumption and assignment, and rejection of executory contracts and unexpired leases pursuant to the Plan is a reasonable exercise of the Debtors’ business judgment and is in the best interests of the Debtors and their Estates.  The Court further finds that (1) the Debtors have cured or will promptly cure, any defaults in contracts and leases which have been assumed by the Debtors; and (2) the Debtors and the Creditors Trust have demonstrated adequate assurance of future performance under any such assumed contracts and leases.

Miscellaneous

II.            The Court finds and concludes that questions regarding or issues relating to the personal property, including racking and conveyor systems, which were located at a leased warehouse facility in Albany, New York and which were abandoned by the Estates by Order of the Court [Docket No. 342], shall be directed to counsel to the Debtors and, after the Effective Date, counsel to the Creditors Trustee.

JJ.            The Court finds and concludes that, upon entry of this Confirmation Order, each term and provision of the Plan and the Plan Documents is valid and enforceable pursuant to their terms.

KK.         The Court finds and concludes that all documents necessary to implement the Plan shall be, upon execution on or after the Effective Date, valid, binding and enforceable agreements not in conflict with any federal or state laws, and without regard to actual execution by the parties thereto.

LL.          In accordance with Bankruptcy Rule 3016(a), the Court finds and concludes that the Plan is dated, and the entities submitting it, or filing it, are identified.

MM.       The Court finds and concludes that, except as necessary to be consistent with the Plan, the confirmation and consummation of the Plan shall have no effect on insurance policies of any of the Debtors or the Estates in which any of the Debtors are or were an insured party.

NN.         The Court finds that confirmation of the Plan is in the best interests of the Debtors, their Estates, Creditors, holders of Equity Interests, and all other parties in interest.

OO.         All findings of fact and conclusions of law announced by this Bankruptcy Court on the record in connection with confirmation of the Plan or otherwise at the Confirmation Hearing are incorporated herein by reference.

PP.          All findings of fact that are conclusions of law shall be deemed to be conclusions of law, and all conclusions of law which are findings of fact shall be deemed to be findings of fact.

ORDER

Based on the foregoing Findings of Fact and Conclusions of Law, it is hereby ORDERED that:

Confirmation

1.             Based on Sony’s vote on the Plan with respect to Tape, the Court denies confirmation of the Plan with respect to Tape and its bankruptcy estate.  Tape and its bankruptcy estate shall not be subject to the transactions proposed in the Plan or this Confirmation Order, including, but not limited to, the limited substantive consolidation as provided in section 7.2 of the Plan.

2.             The Debtors shall retain any and all claims, including but not limited to, intercompany Claims and Administrative Claims, that they may have, have had, or come to have against Tape and/or its bankruptcy estate and all such claims shall be transferred to the Creditors Trust on the Effective Date.

3.             The Plan, as modified by this Confirmation Order, including, but not limited to, paragraphs 1 and 2 above, is CONFIRMED.

Limited Substantive Consolidation

4.             For purposes of voting, confirmation, and Distributions under the Plan, the Cases shall be deemed to be one consolidated case as of the Effective Date.  All property of each of the Debtors’ Estates shall be deemed to be property of a consolidated entity consisting of all of the Debtor’s Estates.  Each Claim against any of the Debtors will be deemed to be a Claim against a consolidated entity consisting of all of the Debtors, and any Proof of Claim filed against one or more of the Debtors will be deemed to have been filed against the consolidated entity.  All intercompany Claims and Administrative Claims by and among the Debtors will be eliminated and cancelled.  All guarantees by one of the Debtors in favor of any of the other Debtors will be eliminated, and all guarantees executed by any of the Debtors in favor of a Creditor will be deemed to be a single obligation.  For purposes of determining the availability of the right of setoff under Bankruptcy Code § 553, the Debtors shall be treated as one entity so that, subject to the other provisions of Bankruptcy Code § 553 and the Plan, debts due to any of the Debtors may be set off against the debts of any of the Debtors.  Substantive consolidation shall have no effect on valid, enforceable, and unavoidable Liens, including the Liens of the Bank Group, except for Liens that secure a Claim that is eliminated by virtue of substantive consolidation and Liens against Collateral that ceases to exist by virtue of substantive consolidation.  Substantive consolidation shall not (a) create a Claim in a Class different from the Class in which a Claim would have been placed in the absence of substantive consolidation; (b) change the priority or nature of a Claim in a manner different from the priority or nature of such Claim in the absence of substantive consolidation; (c) affect each Debtors’ separate corporate existence or independent ownership of property for any purposes other than for the limited purpose of making Distributions under the Plan; or (d) affect any Causes of Action, including Avoidance Actions, of each of the Debtors.

Creditors Trust and Creditors Trustee

5.             J. Gregg Pritchard is hereby approved to serve as the Creditors Trustee.

6.             The Creditors Trustee shall be duly authorized to take the actions contemplated in the Plan, Creditors Trust Agreement, and this Confirmation Order.

7.             The Creditors Trustee shall retain and have all the rights, powers and duties necessary to carry out his responsibilities under the Plan and Creditors Trust Agreement, and as otherwise provided in this Confirmation Order. The Creditors Trustee shall be the exclusive trustee of the Creditors Trust Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code § 1123(b)(3)(B).

8.             The Creditors Trustee shall be in possession of, and have title to, all the Creditors Trust Assets as of the Effective Date.  The Creditors Trustee shall be substituted as the plaintiff in all lawsuits pending in which any of the Debtors or the Committee is the plaintiff as of the Effective Date. The conveyances of all Creditors Trust Assets shall be accomplished pursuant to the Plan and this Confirmation Order and shall be effective upon the Effective Date, without the need of further documentation or instruments of conveyance.  Upon the Effective Date, the Creditors Trust shall also be deemed to have taken (a) an assignment of all Causes of Action against third parties for obligations or claims existing on or created by virtue of the Effective Date (including, but not limited to, all claims against any of the existing or former officers and directors of the Debtors), unless expressly released in the Plan or this Confirmation Order, (b) assignments of bank accounts containing Cash in the possession of the Debtors and the Estates, and (c) an assignment, bill of sale, deed and/or release covering all other Creditors Trust Assets. The Creditors Trust shall hold the Creditors Trust Assets free and clear of any Liens, Claims, encumbrances, or interests in such property of any other Person except as provided in the Plan or this Confirmation Order (including the continuation of the Liens of the Bank Group).  The Creditors Trustee may present such Orders to the Bankruptcy Court as may be necessary to require third parties to accept and acknowledge such conveyance to the Creditors Trust. Such Orders may be presented without further notice other than as has been given in the Plan and this Confirmation Order.  The transfer and assignment of the Creditors Trust Assets to the Creditors Trust on the Effective Date shall be made pursuant to the terms of the Plan and this Confirmation Order and to the fullest extent permitted by law, shall be exempt from all stamp taxes and similar taxes within the meaning of Bankruptcy Code § 1146(c).

9.             For all federal income tax purposes, all Persons (including, without limitation, the Debtors, the Creditors Trustee, the Creditors Trust Committee, and the holders of Allowed and Disputed Claims) shall treat the transfer of the Creditors Trust Assets to the Creditors Trust, in accordance with the terms of the Plan and this Confirmation Order, as a transfer to the holders of Allowed Class 5 Claims (and in respect of any Disputed Claims in Class 5, to the Creditors Trust Committee on behalf of such Claims) followed by a transfer by such holders to the Creditors Trust (and in respect of any Disputed Claims in Class 5, by the Creditors Trust Committee to the Disputed Claim Reserve), and the Creditors Trust Beneficiaries (or the Disputed Claims Reserve) will be treated as the grantors and owners thereof.

10.           The function, duties, and responsibilities of the Creditors Trust Committee shall be set forth in the Creditors Trust Agreement, which is attached to the Plan as Exhibit 1.

Executory Contracts and Unexpired Leases

11.           Unless the Debtors have previously assumed, or Filed a motion to assume or unless otherwise provided herein, an executory contract or an unexpired lease as provided by Bankruptcy Code § 365(a), all executory contracts or unexpired leases, if any, shall be deemed rejected effective as of (a) the Subsequent Petition Date for executory contracts and unexpired leases with International and (b) the Initial Petition Date for executory contracts and unexpired leases with any of the Debtors (other than International).

12.           On the Effective Date, the Debtors shall assume and assign to the Creditors Trust, executory contracts with Connecticut General Life Insurance Company (Cigna) or Prudential Financial Group, if any, relating to the provision of medical, dental, health, life insurance or other benefits plans (the “Benefits Agreements”) and executory contracts with JD Edwards relating to the financial and operational software licenses utilized by the Debtors (the “JD Edwards Agreements”).  The Debtors are not in arrears of any obligations under the Benefits Agreements or JD Edwards Agreements and they shall not make any cure payments with respect thereto.  These assumptions and assignments to the Creditors Trust are APPROVED.

Approvals

13.           All actions and transactions contemplated under the Plan, including, but not limited to, any certificates, agreements, or other documents to be executed in connection with the conveyance of all of the Creditors Trust Assets to the Creditors Trust, hereby are authorized without the need of further approvals, notices or meetings of the Debtors’ boards of directors or stockholders.  No further approvals, notices or meetings of any Debtor’s board of directors or holders of Equity Interests are necessary to effectuate the Plan, and any officer of each respective Debtor is authorized and directed to execute any document, certificate or agreement necessary to effectuate the Plan on behalf of such Debtor, which documents, certificates and agreements shall be binding on the Debtors and all holders of Claims and Equity Interests.  The Creditors Trustee is vested with authority to take any action on behalf of the Debtors that would otherwise require the approval of shareholders, board of directors, or officers of any of the Debtors.  From and after the Effective Date, the existing board of directors and/or officers of each of the Debtors shall have no further duties or responsibilities with respect to the applicable Debtor or the Creditors Trust.  Following the Effective Date, the Creditors Trustee may effectuate the dissolution of each of the Debtors in accordance with applicable state law and in the manner most tax efficient for the Creditors Trust.

Cancellation of Existing Interests

14.           On the Effective Date, all Equity Interests in the Debtors shall be terminated and extinguished and the certificates that previously evidenced ownership of the existing Equity Interests shall be deemed cancelled (all without further action by any Person or the Bankruptcy Court) and shall be null and void and such certificates shall evidence no rights or interests in any of the Debtors

Plan Documents

15.           The form and substance of the Plan Documents are hereby APPROVED.

Insurance

16.           Confirmation and consummation of the Plan shall have no effect on insurance policies of any of the Debtors or their Estates in which any of the Debtors are or were an insured party.  Each insurance company is prohibited and enjoined from denying, refusing, altering or delaying coverage on any basis regarding or related to any of the Debtors’ bankruptcies, the Plan or any provision within the Plan, including the treatment or means of liquidation set out within the Plan for insured Claims.

Retention of Jurisdiction

17.           This Court’s retention of jurisdiction as set forth in Article XVI of the Plan and in the Creditors Trust Agreement is APPROVED.  Such retention of jurisdiction does not affect the finality of this Confirmation Order, which the Court now expressly directs the Clerk of the Bankruptcy Court to enter immediately.

Moratorium, Injunction and Limitation of Recourse for Payment

18.           Except as otherwise provided in the Plan or this Confirmation Order, from and after the Effective Date, all Persons who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors are permanently enjoined from taking any of the following actions against the Estates, the Debtors, the Committee and the members of the Committee, the Creditors Trust Committee and the members of the Creditors Trust Committee, the Creditors Trustee or the Creditors Trust, or any of their respective officers, directors, attorneys or financial advisors or any of their respective property or other assets on account of any such Claims or Equity Interests:  (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Creditors Trust; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan or this Confirmation Order; provided, however, nothing contained in the Plan or in this Confirmation Order shall preclude (x) such Persons from (i) exercising their rights pursuant to and consistent with the terms of the Plan or this Confirmation Order and (ii) asserting claims or causes of action against any other Person (other than any of the Debtors, the Estates, or the Creditors Trust and their respective property and assets) provided that such claims or causes of action are not property of any of the Estates or the Creditors Trust, are personal and direct, and are not derivative in nature; (y) Selkirk Ventures L.L.C. (“Selkirk”) from joining under any theory of law or equity any of the Debtors (but not the Creditors Trust or Creditors Trustee) as parties to any litigation relating to the personal property abandoned by the Debtors pursuant to the Court’s Order Authorizing the Rejection of Non-Residential Real Property Lease (Albany, New York) [Docket No. 342] and which personal property is currently located at 158 West 4th Road, Bethlehem, New York (the “Abandoned Selkirk Property”), provided that Selkirk’s recourse against the Debtors arising from any judgment granted to Selkirk in such litigation, shall be limited in recourse to the Debtors’ interests (if any) in the Abandoned Selkirk Property and Selkirk shall not have any recourse against the Creditors Trust, the Creditors Trustee, or the Creditors Trust Assets for payment or satisfaction of any such judgment, and (z) the Creditors Trust or the Creditors Trustee from exercising or pursuing their rights or remedies pursuant to and consistent with the terms of the Plan, this Confirmation Order or the Creditors Trust Agreement, including, but not limited to, the pursuit of all Causes of Action.(2)

(2) The provisions of paragraph 18 of this Confirmation Order modify and supercede the provisions of section 15.4 of the Plan, and to the extent that the Plan and the Confirmation Order conflict regarding the injunction in section 15.4 of the Plan, the Confirmation Order shall control.

19.           The Bankruptcy Court shall retain exclusive jurisdiction over the above-referenced injunction and upon the request of any party affected thereby, may modify the injunction after notice and hearing.

Plan Modifications

20.           Section 1.11 of the Plan shall be modified in its entirety to read as follows:

Bank Group Credit Agreement means that certain Credit Agreement dated April 24, 2002 by and among BoA, as agent, the Bank Group, the Debtors, and Tape, as the same may have been heretofore amended, modified, or supplemented.

21.           Section 1.22 of the Plan shall be modified in its entirety to read as follows:

Cases or Chapter 11 Cases means these chapter 11 cases assigned Case Nos. 03-34762, 03-34765, 03-34766, 03-34767, 03-34768, 03-34769, 03-34771, and 03-35724 pending in the Bankruptcy Court and being jointly administered under Case No. 03-34762-HDH-11, and, as jointly administered, styled In re Daisytek, Incorporated, et al.

22.           Section 1.43 of the Plan shall be modified in its entirety to read as follows:

Debtors means Inc., Arlington, B.A. Pargh, Daisytek Latin America, DSI, International, Tapebargains, and Virtual Demand, as debtors and debtors in possession of their respective Estates.

Bank Group Liens and Security Interests

23.           The existing Liens of the Bank Group shall not be affected by the limited substantive consolidation of the Debtors provided in the Plan and this Confirmation Order, and such Liens shall continue in full force and effect subject to the treatment provided in section 5.2 of the Plan.

Miscellaneous

24.           The appropriate federal, state or local government officials or agents are directed to forego the collection of any tax or assessment related to the following, and to accept for filing or recordation, any instruments or other documents without the payment of any such tax or assessment: (1) the issuance, distribution, transfer or exchange of the common stock in each of the Debtors and the Creditors Trust Interests; (2) the creation, modification, consolidation or recording of any deed of trust or other security interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with, the Plan or this Confirmation Order; (3) the making, assignment, modification or recording of any lease or sublease; or (4) the making, delivery, or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, the transfer of the Creditors Trust Assets to the Creditors Trustee, this Confirmation Order, or any transaction contemplated above, or any transactions arising out of, contemplated by, or in any way related to, the foregoing.

25.           On or before five (5) Business Days after the occurrence of the Effective Date, the Creditors Trustee shall mail or cause to be mailed to all holders of Claims a notice that informs such Persons (a) of the entry of this Confirmation Order, (b) the occurrence of the Effective Date, and (c) such other matters as the Creditors Trustee deems appropriate or as may be ordered by the Bankruptcy Court.

26.           Within ten (10) days after the Effective Date, the Creditors Trustee shall file a motion requesting the implementation of procedures regarding the compromise and settlement of (a) claims and Causes of Action of the Debtors, Estates, Committee, Creditors Trust, and/or Creditors Trustee and (b) Claims asserted against the Estates (the “Settlement Procedure Motion”).  The relief afforded pursuant to the Settlement Procedures Motion shall require that the claims and Causes of Action of the Debtors, Estates, Committee, Creditors Trust, and/or Creditors Trustee that have been asserted in a pending adversary proceeding shall not be compromised and settled without Court approval.

27.           The Sony Objection shall be sustained in part, and overruled in part, and all other Objections to Confirmation, to the extent not already overruled by the Court on the record or satisfied by the provisions of this Confirmation Order, are OVERRULED.

28.           The provisions of this Confirmation Order are nonseverable and mutually dependent.

# # # END OF ORDER # # #

Upon Entry, Return Copy To:

Richard H. London, SBT # 24032678

VINSON & ELKINS L.L.P.

3700 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201- 2975

Tel.:  (214) 220- 7700

Fax: (214) 220- 7716

ATTORNEYS FOR THE DEBTORS

EXHIBIT A

First Amended Joint Plan of Liquidation for the Debtors